Exhibit 23.1

August 13, 2020

Acasti Pharma Inc.

1000 de la Gauchetière St. West, Suite 2100

Montréal, Québec

Canada H3B 4W5

Re: Consent of Destum Partners, Inc.

The Board of Directors of Acasti Pharma Inc.,

We hereby consent to the references to our name and the inclusion of information, data and statements from our market research reports with respect to CaPre, dated August 19, 2016 and November 17, 2017 (the “Reports”), as well as any citation of the Reports, in Acasti Pharma Inc.’s quarterly report on Form 10-Q (“Quarterly Report”) for its quarter ended June 30, 2020.

We further hereby consent to the filing of this letter as an exhibit to the Quarterly Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

For and on behalf of

Destum Partners, Inc.

/s/ Thomas J. Filipczak
Name: Thomas J. Filipczak
Title: Managing Director & Partner